                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT


                                     AMONG


                              GENICOM CORPORATION,


                             HELLER FINANCIAL, INC.


                        NOVADYNE COMPUTER SYSTEMS, INC.,


                                      AND


                       NOVADYNE ACQUISITION COMPANY, INC.





                         DATED AS OF NOVEMBER 14, 1997

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of November 14, 1997, is made among Heller Financial, Inc., a Delaware corporation ("Seller"), Genicom Corporation, a Delaware corporation ("Buyer"), Novadyne Computer Systems, Inc., a Delaware corporation ("Borrower") and Novadyne Acquisition Company, Inc., a Delaware corporation ("Parent").

                                    RECITALS

         WHEREAS, Borrower has conducted and presently conducts certain Information Technology and Network Services, Hardware Maintenance Services and Legacy operations (the "Business").

         WHEREAS, Seller, as a senior secured lender, has extended to Borrower certain loans and credit to finance the operations of the Business (the "Loans").

         WHEREAS, Seller obtained as collateral for the Loans a perfected first priority security interest in certain assets of the Borrower, including without limitation the Assets, used in the conduct of the Business (the "Collateral").

         WHEREAS, the Loans have been for an extended period and are presently in payment default.

         WHEREAS, Borrower has retained Trenwith Securities, Inc. to identify third parties interested in acquiring the Assets or the Business.

         WHEREAS, through these efforts Borrower (along with Trenwith and Seller) identified and negotiated with several third parties interested in acquiring some or all of the Collateral and the Business, none of whom would agree to enter into a business combination or similar transaction for an amount of consideration which would allow Borrower to pay in full the amount of the Loans giving rise to Seller's senior secured lender status.

         WHEREAS, of the third parties identified as potential purchasers of the Assets and with whom Borrower (along with Trenwith and Seller) negotiated for the sale of the Assets ("Potential Purchasers"), none offered total consideration for such Assets in excess of that offered by Buyer.

         WHEREAS, Seller, as a senior secured party, has the right under
Section 9-504(3) of the Uniform Commercial Code ("Section 9-504"), or any other similar applicable state law, to sell, lease or otherwise dispose of the Collateral in satisfaction of all or part of the Loans outstanding and desires to exercise such right by selling to Buyer certain of the Collateral pursuant to Section 9-504(3).

         WHEREAS, Buyer is interested in acquiring the Business and in connection therewith desires to purchase from Seller certain of the Collateral and to assume or incur certain liabilities related thereto.

         WHEREAS, Borrower desires that Buyer enter into the transactions contemplated by this Agreement, and as an inducement thereto, makes the representations and warranties and agreements contained herein.

         WHEREAS, Borrower's wholly owned subsidiary, Novadyne Computer Systems (Canada), Inc. ("Subsidiary"), has conducted and presently conducts certain Information Technology and Network Services, Hardware Maintenance Services and Legacy operations in Canada (the "Canadian Business").

         WHEREAS, Buyer, Seller and Subsidiary are entering into an Asset Purchase Agreement simultaneously herewith for the purchase by Buyer, or an Affiliate of Buyer, of certain assets of the Subsidiary used in the Canadian Business, on the terms and conditions set forth therein (the "Canadian Acquisition").

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

         1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Affiliate" of a Person means a Person who controls directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, such Person.

         "Agreement" means this Asset Purchase Agreement.

         "Allocation Arbiter" shall have the meaning set forth in Section 7.3.

         "Asset Form" has the meaning set forth in Section 7.3.

         "Assets" has the meaning set forth in Section 2.1.

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Annual Financial Statements" has the meaning set forth in Section
4.9.

         "Books and Records" has the meaning set forth in Section 2.1(h).

         "Borrower" has the meaning set forth in the Recitals above.

         "Business" has the meaning set forth in the Recitals above.

         "Business Contracts" has the meaning set forth in Section 2.1(a).

         "Buyer" has the meaning set forth in the first paragraph of this Agreement.

         "Closing" has the meaning set forth in Section 11.1.

         "COBRA" means the rights and obligations established under Internal Revenue Code Sec. 4980B and Sections 601-608 of ERISA.

         "Collateral" has the meaning set forth in the Recitals.

         "Common Stock" has the meaning set forth in Section 4.3.

         "Disclosing Party" has the meaning set forth in Section 7.7(a).

         "Encumbrances" means all present liens, mortgages, charges on title, security interests or other defects in title to the Assets and all future liens, mortgages, charges on title, security interests or other defects in title to the Assets that arise out of any claims asserted against Borrower or its Affiliates.

         "Environmental Permits" means governmental licenses, permits, and approvals and authorizations, whether federal, state or local, domestic or foreign, which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "First Anniversary" has the meaning set forth in Section 12.5.

         "Governmental Unit" means United States, State, Commonwealth, District, Territory, Municipality, foreign state, or department, agency or instrumentality thereof.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Information" has the meaning set forth in Section 7.7(a).

         "Intellectual Property" has the meaning set forth in Section 2.1(f).

         "Interim Financial Statements" has the meaning set forth in Section
4.9.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Inventory" has the meaning set forth in Section 2.1(c).

         "Legal Action" has the meaning set forth in Section 12.4(b).

         "Licenses and Permits" means governmental licenses, permits, approvals and authorizations, whether federal, state or local, domestic or foreign, other than Environmental Permits.

         "Loans" has the meaning set forth in the Recitals.

         "Losses" means any and all losses, damages (compensatory, punitive, treble or otherwise), injuries, deficiencies, demands, obligations, liabilities, causes of action, accusations, allegations, claims, awards, assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, and other sanctions, costs and expenses (including, without limitation, legal costs and expenses and costs and expenses of collection).

         "Material Contracts" has the meaning set forth in Section 4.13.

         "New Hires" has the meaning set forth in Section 8.1.

         "Nonassumed Liabilities" has the meaning set forth in Section 2.3.

         "Operating Equipment" has the meaning set forth in Section 2.1(d).

         "Other Equipment" has the meaning set forth in Section 2.1(e).

         "PBGC" means the Pension Benefit Guarantee Corporation.

         "Pension Plans" has the meaning set forth in Section 4.29(a).

         "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency or instrumentality thereof.

         "Purchase Price" has the meaning set forth in Section 2.4.

         "Qualified Beneficiaries" means the individuals described in Internal Revenue Code Sec.4980B(g)(1) or Section 607(3) of ERISA.

         "Recipient" has the meaning set forth in Section 7.7(a).

         "Section 9-504" has the meaning set forth in the Recitals.

         "Seller" has the meaning set forth in the first paragraph of this Agreement.

         "Subsidiary" has the meaning set forth in the Recitals above.

         "Subordinate Liens" has the meaning set forth in Section 5.8.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Trenwith" means Trenwith Securities, Inc.

         "UCC-9 Sale" has the meaning set forth in Section 2.1.

         "WARN Act" means the Workers Adjustment and Retraining Notification Act (29 U.S.C.Sec.Sec. 2101 et seq.), as amended.

         "Welfare Plans" has the meaning set forth in Section 4.29(a).


                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. Seller hereby sells to Buyer and Buyer hereby purchases from Seller, pursuant to a sale conducted in accordance with Section 9-504 (the "UCC-9 Sale"), those assets of the Borrower used in the conduct of the Business which are set forth below (the "Assets"):

                 (a) all right, title and interest of Borrower in, to and under all of the contracts listed on Schedule 2.1(a) hereto (the "Business Contracts");

                 (b)  all accounts receivable of the Business;

                 (c) the inventory of the Business, including without limitation, spare parts, repairables, consumables and expendables, wherever located (the "Inventory"), except that such does not include i) rights in and title to inventory held on consignment by the Business except to the extent such rights transfer to Buyer as part of the Business Contracts, ii) all items comprising the collateral (the "Cerplex Collateral") securing Borrower's obligations and liabilities to the Cerplex Group, Inc. or its Affiliates ("Cerplex") and iii) parts held under parts leases.

                 (d) all test, maintenance and other operating equipment used or employed in the Business, wherever located (the "Operating Equipment"), and any warranties related thereto, to the extent assignable;

                 (e) all office furniture and other equipment used in the Business, wherever located, including without limitation, computers (personal or otherwise), software, printers, cellular telephones, pagers, calculators and books (the "Other Equipment");

                 (f) all of the trademarks (including all goodwill of the Borrower associated therewith), service marks and trade names (including without limitation, "Novadyne") and pending applications therefor and the related common law rights and all of the copyrights, inventions, trade secrets, processes, formulae, software, designs and know-how used in the Business, including without limitation those items set forth on Schedule 2.1(f) hereto, whether owned by Borrower or licensed by Borrower from others (the "Intellectual Property");

                 (g) all information, books and records of Borrower related to the Assets (including, without limitation all tax records relating to the Assets), excluding Borrower's corporate organization documents and records and Borrower's personnel files (the "Books and Records"); and

                 (h) except as specifically excluded in this Section 2.1, all other assets listed on Borrower's balance sheet at Closing which are not set forth above in this Section 2.1 (the "Balance Sheet Assets").

         To the extent that any Assets are not conveyed by Seller to Buyer pursuant to the UCC-9 Sale contemplated hereby, Borrower hereby sells, conveys and assigns all of its right, title and interest in such Assets to Buyer. Seller will sell, assign and transfer to Buyer certain of Borrower's trademarks and tradenames pursuant to a Trademark and Tradename Assignment in the form attached as Exhibit 11.2(ii) hereto.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary provided for in this Agreement, the Assets shall not include the following assets of Borrower: i) deferred financing costs, ii) goodwill (except for the goodwill associated with the trademarks included within the Intellectual Property as described in Section 2.1(f) above), iii) the stock of the Subsidiary, and (iv) all the leased personal property set forth on Schedule 4.12(b) to this Agreement.

         2.3 ASSUMED AND NONASSUMED LIABILITIES. In connection with the transactions contemplated by this Agreement, Buyer assumes or will incur only those liabilities and obligations of Borrower, or which arise as a consequence of the transactions contemplated hereby, which are set forth on Schedule 2.3 hereto (the "Assumed Liabilities"). Notwithstanding anything to the contrary provided for in this Agreement, Buyer does not assume and will not incur any liabilities or obligations of Borrower, or which arise as a consequence of the transactions contemplated hereby, which are not set forth on Schedule 2.3, which such non-scheduled liabilities and obligations are referred to herein as "Nonassumed Liabilities." Notwithstanding anything to the contrary provided for in this Agreement, Seller does not assume and will not incur any liabilities or obligations of Borrower or which arise as a consequence of the transactions contemplated hereby. Buyer shall not have any liability or obligation with respect to any Business Contract for which the consent to assignment thereto is required but is not obtained.

         2.4 PURCHASE PRICE. In consideration of the sale and conveyance to Buyer of the Assets hereby, Buyer agrees to pay to or on behalf of Seller an aggregate cash amount equal to $11,156,048 (the "Purchase Price"). To the extent that the Borrower has any claim to all or any portion of the Purchase Price, it instructs Buyer to pay the Purchase Price to Seller and it instructs Seller to apply the Purchase Price to reduce the indebtedness due and owing on the Loans or to make payments to third parties as otherwise contemplated herein.

         2.5 CERTAIN MATTERS REGARDING REPRESENTATIONS AND WARRANTIES OF BORROWER AND PARENT. Borrower and Parent make no representations or warranties to Buyer or Seller, expressed or implied, including without limitation warranties of merchantability or fitness for intended purpose, other than those set forth in Article IV of this Agreement. Buyer and Seller acknowledge and agree that, absent fraud or willful misconduct on the part of any Individual Affiliates, all such representations, warranties, covenants and agreements of Borrower and Parent made herein are without recourse against the directors, officers, employees, shareholders, attorneys, accountants, agents and fiduciaries of Borrower who are natural persons ("Individual Affiliates") and that, absent fraud or willful misconduct on the part of any Individual Affiliates, the Individual Affiliates shall have no personal liability to Buyer or Seller or any of their respective officers, directors, shareholders, affiliates, employees, attorneys, accountants, agents, successors or assigns for any breach of such representations, warranties, covenants and agreements.

         2.6 CERTAIN MATTERS REGARDING REPRESENTATIONS AND WARRANTIES OF SELLER. Seller makes no representations or warranties to Buyer, except as and only to the extent set forth in Articles V, VII and XII of this Agreement, including without limitation representations and warranties as to:

                 (a) non-infringement of any of the trademarks or tradenames owned by the Borrower;

                 (b) the existence on the Closing Date of any specific items constituting the Assets or the quantity or quality thereof; or

                 (c) the condition, quality, suitability, value, merchantability or fitness for a particular purpose of any of the Assets or of the Borrower or any aspect of the Borrower's financial condition, business, prospects, or operations.

THE BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT AS AND ONLY TO THE EXTENT SET FORTH ARTICLES V, VII AND XII OF THIS AGREEMENT: (A) THE SALE OF ASSETS HEREUNDER IS: WITHOUT RECOURSE TO THE SELLER; WITHOUT ANY REPRESENTATIONS OR WARRANTIES AS TO ITEMS, CONDITION, QUANTITY OR ANY OTHER MATTERS WHATSOEVER;
(B) THE SELLER IS SELLING TO BUYER ALL ACCOUNTS RECEIVABLE WITHOUT RECOURSE TO THE SELLER WITH RESPECT TO THE CREDITWORTHINESS OF ANY OBLIGOR WITH RESPECT TO SUCH ACCOUNTS RECEIVABLE; THE SELLER MAKES NO REPRESENTATION AS TO THE VALUE, IF ANY, OF THE ASSETS BEING TRANSFERRED HEREBY; AND THE SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE POSSIBLE INFRINGEMENT OF ANY TRADEMARKS, TRADENAMES OR PATENTS ARISING OUT OF THE USE BY THE BUYER OR ANY OF THE ASSETS; (C) THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES THAT ALL OR A PORTION OF THE ASSETS ARE MERCHANTABLE (IN THE SENSE OF AN IMPLIED WARRANTY OF MERCHANTABILITY UNDER THE UCC OR OTHERWISE) OR FIT FOR A PARTICULAR PURPOSE; AND (D) THE SOLE REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE SUBJECT ASSETS ARE THOSE SPECIFICALLY PROVIDED IN ARTICLE V OF THIS AGREEMENT.

Notwithstanding the foregoing, it is the Seller's intent, under Section 9-504, to transfer all of the Borrower's right, title and interest in the Assets to Buyer for value. The foregoing provisions of this Section 2.6 do not limit or effect the provisions of Article V, Article VII or Article XII of this Agreement. Seller expressly affirms its agreements set forth in Article VII of this Agreement, the representations and warranties set forth in Article V of this Agreement and Seller's agreements set forth in Article XII of this Agreement.

                                  ARTICLE III
                                    NOT USED


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BORROWER AND PARENT

         Borrower and Parent jointly and severally represent and warrant the following to Buyer:

         4.1 ORGANIZATION; QUALIFICATION. Borrower and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have corporate power and authority to own, lease and operate their property and to carry on the Business as it is presently being conducted. Borrower is duly qualified and in good standing to do business in each jurisdiction in which the conduct of the Business makes such qualification necessary. Borrower has heretofore delivered to Buyer complete and correct copies of its Articles of Incorporation and Bylaws currently in effect.

         4.2 SELLER'S RIGHT TO CONDUCT SECTION 9-504 SALE. Seller has a perfected security interest in all of the Assets in which a security interest may be created under Article 9 of the UCC as in effect in applicable jurisdictions. The security interest is first in priority to the extent priority is measured by the time of the filing of UCC financing statements with filing officers in the states of California and Virginia. The Loans are currently in default and Seller has the right pursuant to Section 9-504 to sell, lease or otherwise dispose of the Assets and to apply the proceeds therefrom in accordance with Section 9-504. Notice to the Borrower of the sale or disposition of the Assets required by Section 9-504 or otherwise has by the Borrower's execution of this Agreement, been waived. Borrower consents to Seller's sale of the Assets hereby to Buyer and agrees that such sale satisfies the provisions of and is in accordance with Section 9-504 and that Borrower has no right to oppose such sale.

         4.3 CAPITALIZATION. Schedule 4.3 hereto sets forth separately for each of the Borrower, the Parent and the Subsidiary, as of the date hereof, the authorized and outstanding capital stock of Borrower, Parent and Subsidiary, the holders of each class of their respective capital stock and the number of shares of their respective capital stock held by each holder thereof. Except as set forth on Schedule 4.3 hereto, the Borrower, Parent and Subsidiary have no commitment to issue or sell any shares of their capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person the right to acquire from them, any shares of their capital stock and no such securities or obligations are issued or outstanding.

         4.4 SUBSIDIARIES. Schedule 4.4 sets forth the name and jurisdiction of incorporation of each subsidiary, direct or indirect, of the Borrower.

         4.5 AUTHORITY RELATIVE TO THIS AGREEMENT. Borrower and Parent have corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Borrower and Parent of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly authorized by their Boards of Directors, and shareholders to the extent required by law, and no other corporate proceedings on the part of Borrower and Parent are necessary with respect thereto. This Agreement has been duly executed and delivered by Borrower and Parent and this Agreement constitutes the valid and binding obligation of Borrower and Parent enforceable against Borrower and Parent in accordance with its terms.

         4.6 NO VIOLATION. The execution and delivery by Borrower and Parent of this Agreement and the consummation of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of their Certificates of Incorporation or Bylaws, or (ii) to the knowledge of Borrower, violate any material law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to the Borrower, Parent or any of the Assets or the Business.

         4.7 CONSENTS AND APPROVALS. Except a filing with and approval from the Federal Trade Commission (the "FTC") and /or the Antitrust Division of the Department of Justice ("Antitrust Division") pursuant to the HSR Act and except as set forth in Schedule 4.7, there is no requirement applicable to Borrower or Parent to make any filing with or to obtain any consent or approval from any Governmental Unit as a condition to the consummation of the transactions contemplated by this Agreement.

         4.8 COMPLIANCE WITH LAWS. To the best knowledge of Borrower, Borrower has operated the Business in compliance with all laws and regulations, federal, state or local applicable to the Assets or the Business, including, without limitation, those related to (i) antitrust and trade matters, (ii) civil rights, (iii) zoning and building codes, (iv) public health and safety,
(v) worker health and safety, (vi) labor, employment and discrimination in employment and (vii) environmental matters, except for such violations thereof as do not and cannot reasonably be expected to have a material adverse effect on the Assets or the earnings, financial condition, operations or prospects of the Business.

         4.9 FINANCIAL STATEMENTS. Borrower has previously furnished Buyer with true and complete copies of (i) the audited consolidated financial statements of Borrower for the year ending December 31, 1994 together with the reports on such statements of the Borrower's auditors and unaudited consolidated financial statements of Borrower for the years ending December 31, 1996 and 1995, including the notes thereto (the "Annual Financial Statements"), and (ii) unaudited financial statements for the Business for the eight month period ending August 31, 1997 (the "Interim Financial Statements"). Such financial statements present fairly the consolidated financial position of the Borrower and of the Business, respectively, as of such dates and the results of their operations and changes in their financial position for such periods and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis.

         4.10 LABOR AND EMPLOYMENT MATTERS. Borrower is not a party to any collective bargaining agreements. Schedule 4.10 sets forth a complete and correct list of each employment agreement to which Borrower is a party or by which Borrower is obligated. There are no controversies, claims or grievances pending or threatened in writing, between Borrower and any employees or former employees of the Business. Copies of each of the aforementioned agreements have been delivered to Buyer.

         4.11 LITIGATION. Except as set forth in Schedule 4.11, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Borrower, threatened against Borrower before any court, governmental body, commission, agency or arbitrator, domestic or foreign, or which (i) seek to prevent, restrict or delay the consummation of the transactions contemplated by this Agreement, (ii) seek to limit, in any manner, the right of Buyer to control the Business after the consummation of the transactions contemplated by this Agreement, or (iii) which have had or can reasonably be expected to have a material adverse effect on the Business. Furthermore, there are no judgments, orders or decrees of any such court, governmental body, commission, agency or arbitrator which have or can reasonably be expected to have any such effect.

         4.12 TITLE TO ASSETS; LEASES. Borrower owns no real property. All of the real property used in the conduct of the Business is held by Borrower under lease. Except as set forth in Schedule 4.12(a), Borrower has good, valid and merchantable title to all of its personal property (including the Assets) tangible or intangible, owned by it, free and clear of Encumbrances that are senior in priority to any Encumbrances of Seller, including, without limitation, the Intellectual Property. All properties held under lease by Borrower are held under valid and enforceable leases. Schedule 4.12(b) sets forth a complete list of each lease into which Borrower has entered, whether as lessor or lessee, which relates to personal property used in the Business or constituting part of the Assets.

         4.13 MATERIAL CONTRACTS. Schedule 4.13 contains a list of all customer, value-added reseller, original equipment manufacturer or OEM, vendor, subcontractor, distributor and similar contracts and other contracts, agreements, leases and other obligations of Borrower (the "Material Contracts"). Except as set forth on Schedule 4.13, neither the Borrower nor any other party thereto is in default under or has breached any Material Contract.

         4.14 INTELLECTUAL PROPERTY. Schedule 4.14 sets forth a list of all the Borrower's registered trademarks, tradenames, servicemarks and copyrights. Borrower owns or has the valid right to use the Intellectual Property being assigned or licensed to Buyer. To the best knowledge of Borrower, the Intellectual Property is not subject to any claims or demands of any other Person, or of any proceedings commenced or threatened which challenge Borrower's rights in respect of the Intellectual Property. None of the rights constituting the Intellectual Property is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation. To Borrower's best knowledge, no Person has infringed upon or is infringing upon any of the Intellectual Property. To Borrower's best knowledge, Borrower's use of the Intellectual Property does not infringe upon the intellectual property rights of any third party.

         4.15 INVENTORY. The Inventory is (i) generally sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted and (ii) carried on the books of Borrower at an amount which reflects values in total not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis. Schedule 4.15(a) sets forth the location of Inventory and the type, quantity and original cost of such Inventory at each such location as of November 12, 1997. Schedule 4.15(b) sets forth the inventory held on consignment.


         4.16    ENVIRONMENTAL MATTERS.

                  (a) Borrower has obtained all Environmental Permits required to conduct the operations of the Business as it is presently being conducted including, without limitation, those relating to (i) emissions, discharges, or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water, or the ocean or on or into the land and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or petroleum. Schedule 4.16 contains a complete list of all such Environmental Permits, all of which are in full force and effect.

                 (b) Borrower has operated the Business in compliance with all laws and regulations relating to pollution control and environmental contamination and the provisions of its Environmental Permits, except for such violations thereof as do not and cannot reasonably be expected to have a material adverse effect on the Assets or the earnings, financial condition, operations or prospects of the Business.

                 (c) Borrower is not currently obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resource associated therewith.

                 (d) No investigation or review is pending with respect to any alleged failure of Borrower to comply with any of the aforementioned laws or regulations or the terms and conditions of any of its Environmental Permits, and, to the knowledge of Borrower, no event has occurred or condition exists which can reasonably be expected to give rise to such an allegation or cause Borrower to be obligated to take any action described in paragraph (c).

         4.17 ACCOUNTS RECEIVABLE. The accounts receivable of the Business as of the date hereof have arisen in the ordinary course of the Business. Each such receivable is free of Encumbrances that are senior in priority to the Encumbrances of Seller.

         4.18 EQUIPMENT MAINTENANCE. The tangible personal property which is used in the conduct of the Business, including without limitation, the Equipment is useable in the ordinary course of the Business as it is presently being conducted.

         4.19 SUFFICIENCY OF ASSETS. The Assets include all properties and rights of Borrower that have been used in the conduct of the Business as it has been conducted over the last six (6) months prior to the date hereof.

         4.20    RELATIONSHIPS WITH CUSTOMERS ETC.  Except as set forth on
Schedule 4.20, Borrower's relations with its customers producing gross revenues to Borrower of $250,000.00 or more during the last twelve (12) months are good. Except as set forth on Schedule 4.20, Borrower is not aware of any action taken by its licensors, suppliers, dealers, customers and others having business relationships with the Business that could reasonably be expected to have a material adverse effect on the Assets or the earnings, financial condition, operations or prospects of the Business.

         4.21    TAX MATTERS.

                 (a) Borrower has filed in a timely manner all federal, state, local and foreign Tax Returns that are required to be filed in connection with the Assets. All such Tax Returns are correct and complete in all material respects. Borrower has paid all Taxes that are due before the Closing (whether or not shown on any Tax Return) and has appropriately provided on its books and records for all current Taxes that are not yet due. Borrower is not currently the beneficiary of any extension of time within which to file any Tax Return.

                 (b) No claim has ever been made by an authority in a jurisdiction where Borrower does not file Tax Returns that Borrower is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.21(b) hereto, Borrower has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Borrower has not received any assessment for unpaid Taxes, knows of no reason why any such assessment might be made nor is Borrower a party to any agreement providing an extension of time for the assessment of Taxes. Borrower has not received any notice of examination from the Internal Revenue Service or any state, local or foreign tax authority and no Tax Returns are currently under audit.

                 (c) Borrower has withheld and paid over all Taxes that it is required to have withheld and paid over in connection with any payments made or owing to any employee, independent contractor, stockholder or other third party. The transactions contemplated by this Agreement are not subject to any Tax withholding other than sales or use tax.

                 (d) None of the Assets is subject to any Encumbrance arising in connection with any failure or alleged failure to pay any Tax.

         4.22 INSIDER INTERESTS. Except as set forth in Schedule 4.22 or as the holder of less than 5% of the stock of a publicly traded company, no officer, director or holder of more than 5% of the common stock of Borrower or an Affiliate of Borrower (i) competes with, is involved with or has any direct or indirect interest in any business entity which competes with the Business,
(ii)has any agreement of any type with Borrower or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the Business, except as a stockholder or employee of Borrower.

         4.23    EMPLOYEE BENEFIT PLANS.

                 (a) Schedule 4.23 lists all of the employee benefit plans and programs including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all incentive, vacation and other similar plans that are maintained by Borrower with respect to employees of the Business or to which Borrower has contributed or is now contributing on behalf of the employees of the Business. Borrower is not a party to any multi-employer plan as defined in Section 3(37) of ERISA.

                 (b) As to each of the Pension Plans, Borrower has complied, in all material respects, with all applicable laws and regulations in administering such plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of the Pension Plans and none of the Pension Plans has incurred any accumulated funding deficiency, as defined in
Section 412 of the Internal Revenue Code, whether or not waived. There has not been, with regard to any such plan, any reportable event, as defined in Section 4043(b) of ERISA, that is required to be reported to the PBGC by law or regulation. The fair market value of the assets of each of the Pension Plans equals or exceeds the present value of all benefits accrued under such plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the plan were terminated as of the date of this Agreement.

                 (c) As to each of the Welfare Plans and other employee benefit plans and programs, Borrower has complied with all applicable laws and regulations in the administration thereof including, without limitation, the provisions of ERISA.

                 (d) Borrower has not terminated any Pension Plan or incurred any liability to the PBGC under Section 4001, et seq. of ERISA and, to the knowledge of Borrower, no condition exists that could reasonably be expected to cause Buyer to incur any such liability. All premiums payable to the PBGC have been paid when due.

                 (e) No compensation or benefit that is or will be payable as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code.

         4.24 FULL DISCLOSURE. Neither the representations and warranties made in this Article nor any information, instrument or document furnished by or on behalf of Borrower to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.25 BROKERS. Except for Trenwith Securities, Inc., no broker, finder, investment banker or similar Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         4.26 POTENTIAL PURCHASERS. None of the Potential Purchasers offered total consideration for the Assets in excess of that offered by Buyer.

         4.27 CERPLEX COLLATERAL. Schedule 5.7 hereto sets forth a true, complete and accurate list of the Cerplex Collateral. At Closing, all items listed on Schedule 5.7 are clearly marked or identified to indicate that they are the items comprising the Cerplex Collateral and are physically segregated from the tangible personal property comprising the Assets. Except for a letter received in October 1997, there have been no written communications either to or from Cerplex relating to Borrower's obligations and liabilities to Cerplex or to the Cerplex Collateral since March 10, 1997.

         4.28 BULK SALES ACT. This Agreement and the transactions contemplated hereby are not subject to the bulk sales laws of any jurisdiction in the United States.

         4.29 NEGOTIATIONS RELATING TO THIS AGREEMENT. Borrower is acting in good faith in connection with this Agreement and has no basis to believe that the representation and warranty of Seller contained in Section 5.12 is not true and correct or that the representation and warranty of Buyer contained in
Section 6.5 is not true and correct.

         4.30    BORROWER'S ACKNOWLEDGMENT.  Borrower acknowledges:

         (i) this Agreement and the transactions provided for herein are in the best interests of Borrower, its creditors, and all other parties in interest;

         (ii) it does not have the financial capacity to continue its business or to take any actions after Closing other than to go out of business. Borrower may find it necessary to file bankruptcy or some other type of insolvency relief;

         (iii) the Agreement and the transactions provided for herein represent the best recovery for Borrower and its creditors; and

         (iv) there are no other actions it could have taken to produce any larger recovery for its creditors or to obtain a better price for the Assets.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer the following:

         5.1 ORGANIZATION; AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all required corporate action of Seller and no other corporate proceedings on the part of Seller are necessary with respect thereto. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

         5.2     CONSENTS AND APPROVALS.  Except as may be required pursuant to
Section 9-504 or except a filing by Seller with and approval from the FTC and /or the Antitrust Division pursuant to the HSR Act, there is no requirement applicable to Seller to make any filing with, to provide notice to, or to obtain any consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement.

         5.3 NO VIOLATION. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of its Certificate of Incorporation or Bylaws, (ii) result in a default, or give rise to any right of termination, modification or acceleration or otherwise adversely affect any rights under, or result in the imposition of an Encumbrance on or forfeiture of any of the Assets, or require any authorization, consent or approval under the terms or provisions of any agreement or other instrument or obligation to which Seller is a party or by which Seller may be bound, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Seller, any of the Assets or the Business.

         5.4 RIGHT TO CONDUCT 9-504 SALE. As security for the Loans, Seller has a perfected first priority security interest in the Collateral. The Loans have been for an extended period and are presently in payment default. Buyer's entering into this Agreement results from the efforts of Seller and Borrower, through Trenwith or otherwise, to identify third parties interested in acquiring the Assets or the Business. Seller has the right under Section 9-504 to sell, lease or otherwise dispose of the Collateral in satisfaction of all or part of the Loans outstanding.

         5.5 TITLE TO ASSETS. Buyer will receive good, valid and marketable title to all of the Assets, free and clear of any Encumbrances; provided, however, that for purposes of this representation and warranty and the indemnity set forth in Article XII hereof, "Assets" shall not include (a) Balance Sheet Assets and (b) Intellectual Property or Business Contracts to the extent any consent to assignment thereof is required to vest title in Buyer and is not obtained.

         5.6 AGREEMENTS. Schedule 5.6 sets forth a true and complete list of all agreements, understandings and other arrangements between or among Seller and Borrower and any affiliate of Borrower as well as a true and complete description of the Collateral.

         5.7 CERPLEX COLLATERAL. Schedule 5.7 hereto sets forth a true, complete and accurate list of the Cerplex Collateral. Seller expressly disclaims any interest in the Cerplex Collateral. Seller has disclosed to Buyer all communications, and the contents thereof, by Seller or in Seller's possession which are material to Borrower's obligations and liabilities to Cerplex or to the Cerplex Collateral or the resolution of such obligations and liabilities.

         5.8 SUBORDINATE LIENS. There are no Encumbrances on the Assets that are not subordinate to Seller's Encumbrances thereon except statutory liens that are not, to Seller's knowledge, material. Schedule 5.8 lists all Encumbrances on the Assets reflected in the public records other than the Encumbrances of Seller thereon (the "Subordinate Liens"). All of the Subordinate Liens, except statutory liens that are not, to Seller's knowledge, material, will be extinguished upon the sale of the Assets to Buyer pursuant to the UCC-9 Sale. The information contained in Schedule 5.8 shall not be deemed to limit in any way the representation and warranty contained in Section 5.5. The provisions of, and the protection afforded to Buyer in Section 5.5 hereof shall expressly apply to all Encumbrances, including without limitation, statutory liens and any Encumbrances not reflected in the public records.

         5.9     POTENTIAL PURCHASERS.   None of the Potential Purchasers
offered total consideration for the Assets in excess of that offered by Buyer.

         5.10 FULL DISCLOSURE. None of the representations and warranties made in this Article contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.11 BULK SALES ACT. This Agreement and the transactions contemplated hereby are not subject to the bulk sales laws of any applicable jurisdiction in the United States.

         5.12 NEGOTIATIONS RELATING TO THIS AGREEMENT. Seller is acting in good faith in connection with this Agreement and has no reason to believe that the representation and warranty of Borrower contained in Section 4.29 is not true and correct or that the representation and warranty of Buyer contained in
Section 6.5 is not true and correct.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer covenants, represents and warrants to Seller the following:

         6.1 ORGANIZATION; AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except as its terms may be limited by (i) bankruptcy, insolvency, or similar laws affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

         6.2 CONSENTS AND APPROVALS. Except a filing with and approval from the FTC and /or the Antitrust Division pursuant to the HSR Act or approval pursuant to Buyer's credit facilities, there is no requirement applicable to Buyer to make any filing with, or to obtain any consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement.

         6.3 NO VIOLATION. The execution and delivery by Buyer of this Agreement does not and will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) result in a default, or give rise to any right of termination, modification or acceleration under the terms, conditions or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer may be bound, or
(iii) violate any law or regulation, or judgment, order or decree of any court, governmental body, commission, agency or arbitrator applicable to Buyer.

         6.4 BROKERS. Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by the Agreement.

         6.5 NEGOTIATIONS RELATING TO THIS AGREEMENT. Buyer is acting in good faith in connection with this Agreement and has no reason to believe that the representation and warranty of Borrower contained in Section 4.29 is not true and correct or that the representation and warranty of Seller contained in
Section 5.12 is not true and correct.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

         7.1 REGULATORY AND OTHER AUTHORIZATIONS. Buyer and Seller will make any and all filings and submissions to, and use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state, and foreign governmental and regulatory Persons that may be or become necessary for the performance of the obligations pursuant to this Agreement and will cooperate fully with the other in promptly seeking to obtain all such authorizations, consents, orders and approvals. Seller and Buyer will not intentionally take, or omit to take, any action that will have the effect of delaying, impairing or impeding the receipt of any required approval.

         7.2     CONFIDENTIALITY.

                 (a) Seller and Buyer shall exercise, and shall cause their respective representatives to exercise, the same degree of care to prevent disclosure of Information (as hereinafter defined) received by or disclosed to Seller or Buyer pursuant to this Agreement as it takes to preserve and safeguard its own confidential information, data, technology or know-how but, in any event, no less than a reasonable degree of care. As used herein, "Information" means all documents and information concerning the other party and the affiliates thereof furnished to a party, its affiliates or representatives (in any case, a "Recipient") by such other party or its representatives (in any case, the "Disclosing Party") in connection with the transactions contemplated by this Agreement. Each Recipient shall not use any of such Information except as permitted by this Agreement or release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

                 (b) Information shall be safeguarded by the Recipient for not less than three (3) years from the date hereof and any documentary Information (including all copies thereof) not relating to the Business or the Assets shall be returned to the Disclosing Party promptly at its request and other Information shall be maintained in confidence subject to the terms of this Section.

                 (c) The restrictions of this Section shall not apply to any Information received by a Recipient (a) which such Recipient already possessed at the time of receipt as shown by written records; (b) which was at the time of receipt or subsequently becomes, publicly available through no fault of such Recipient or any of its affiliates or representatives; (c) which such Recipient rightfully received from a third party which the Recipient neither knows nor has reason to know is prohibited from disclosing such information by a contractual, legal or fiduciary obligation; (d) which is furnished to the Recipient by a third party without a similar restriction on the third party's rights; or (e) which is required to be disclosed pursuant to law; provided that, if practicable, the Recipient shall notify the Disclosing Party prior to disclosing any Information pursuant to this clause (e) and shall cooperate with the Disclosing Party in making reasonable efforts to resist such disclosure, if the Disclosing Party so requests. Information shall not be deemed to be within the foregoing exceptions merely because such Information is embraced by more general information in the public domain or in a Recipient's possession. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in a Recipient's possession, but only if the combination itself and its principle of operation are in public domain or in Recipient's possession.

                 (d) Each Recipient shall limit access to Information to those of its representatives who have a need to know in order to effectuate this Agreement and who have been advised to maintain the confidentiality principles of this Section.

                 (e) In the event of a breach of any of the obligations stated above in this Section, the Disclosing Party may proceed against the breaching Recipient in law or in equity for such damages or other relief as a court may deem appropriate. Nothing herein contained shall be construed as prohibiting the Disclosing Party from pursuing, in addition, any other remedy for such breach or threatened breach. The confidentiality restrictions set forth in this Section supersede those contained in the Letter of Intent between the parties dated September 29, 1997.

         7.3 ALLOCATION OF PURCHASE PRICE. (a) Within 60 days after the Closing Date, Buyer will provide to Seller copies of IRS Form 8594 and any required exhibits thereto (the "Asset Form") with Buyer's proposed allocation of the Purchase Price (together with any assumed liabilities). Within 15 days after the receipt of such Asset Form, Seller will propose to Buyer any changes to such Asset, (and in the event no such changes are proposed in writing to Buyer within such time period, the Seller will be deemed to have agreed to, and accepted, the Asset Form). Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Asset Form, within 15 days after Buyer's receipt of written notice of objection from Seller.

                 (b) Subject to the provisions of the following sentence of this paragraph (b), the Purchase Price (together with any assumed liabilities) will be allocated in accordance with the Asset Form provided by Buyer to Seller pursuant to paragraph (a) above, and subject to the requirements of applicable tax law or election, all Tax returns and reports filed by Buyer and Seller will be prepared consistently with such allocation. If Seller withholds its consent to the allocation reflected in the Asset Form, and Buyer and Seller have acted in good faith to resolve any differences with respect to items on the Asset Form and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the Purchase Price, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by Buyer and Seller, which firm shall not be the regular accounting firm of Buyer or Seller. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by Seller and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with any assumed liabilities), which report shall be conclusive and binding upon the parties. Buyer and Seller shall, subject to the requirements of any applicable tax law or election, file all Tax returns and reports consistent with the allocation provided in the Asset Form or, if applicable, the determination of the Allocation Arbiter.

         7.4 EXPENSES. Pursuant to Borrower's request (as evidenced by its execution hereof) and concurrent with the receipt of funds from Buyer, Seller shall immediately advance for Borrower's account and promptly pay those liabilities and expenses set forth on Schedule 7.4. Seller shall pay all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby. In no event will the Buyer be obligated to pay any of such expenses of Borrower or Seller. Buyer shall pay all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby. In no event shall Seller be obligated hereunder to pay any expenses of Borrower or Buyer except as specifically set forth herein.

         7.5 FURTHER ACTION. Seller and Buyer shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, Borrower, Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and shall cooperate in good faith with respect thereto.

         7.6 FURTHER ACTION. Buyer agrees that it shall maintain the Books and Records in accordance with its policies relating to retention of its financial and other corporate records and that Buyer shall provide Borrower and its representatives reasonable access to the Books and Records for the preparation of such reports and returns as may be required by Governmental Units. Buyer shall provide to Borrower, without charge, reports and other information with respect to the Assets and the Business to enable Borrower to file with Governmental Units tax returns and such other reports as required by law.

         7.7 LOCK BOX/PAYMENTS AND COLLECTIONS. All payments made to or received within any lock box to which customers of the Business are directed to remit funds, whether such lock boxes are held in the name of Borrower, Seller or otherwise (the "Lock Boxes"), are to be received for the benefit of Buyer, are not to be deposited into any account held by or for Borrower and/or Seller and are to be promptly remitted to Buyer in kind within one day after receipt in the Lock Boxes. Borrower and Seller hereby assign to Buyer all amounts received in the Lock Boxes after Closing. Borrower and Seller agree that Buyer shall have the irrevocable right to endorse in the name of the Borrower, all checks and any other payments of any nature to or for the benefit of Borrower and that, subject to the limitation set forth below in this Section 7.7, all such funds constitute Assets under this Agreement. Borrower and Seller also agree that Buyer shall have the right to notify all customers of Borrower and all other Persons, that Buyer chooses to notify, that all amounts due and owing to the Borrower constitute Assets under this Agreement and should be paid to Buyer. Borrower hereby grants Buyer an irrevocable power of attorney to take all actions necessary to accomplish the provisions of this Section 7.7, including, without limitation, the endorsement of checks and the execution of any other documents in the name of Borrower. To the extent any signature is required of Seller to fully remit, deliver and turn over any checks or other property to Buyer, Seller shall provide such signature to Buyer. All collections in the Lock Boxes through November 14, 1997 shall be and remain the property of Borrower, subject to Seller's lien. All collections in the Lock Boxes subsequent to November 14, 1997 shall constitute Assets under this Agreement, and Seller shall promptly turn over all such funds to Buyer, and provide Buyer with copies of the checks deposited and the Lock Box account statements. Seller hereby irrevocably assigns to Buyer all of Seller's right, title and interest in the Lock Boxes and to all funds in the Lock Boxes subject to the limitation that all collections in the Lock Box through November 14, 1997 shall be and remain the property of Borrower, subject to Seller's lien. All collections deposited into the Lock Box subsequent to November 14, 1997 shall constitute Assets under this Agreement. Seller and Borrower agree to execute at Closing and deliver to Crestar Bank, and any other Lock Box depositories, a letter terminating the Crestar Lock Box and instructing Crestar, and any other Lock Box depositories, to comply with the provisions of this Section 7.7.


                                  ARTICLE VIII
                         EMPLOYEES AND EMPLOYEE MATTERS

         8.1 EMPLOYMENT WITH BUYER. Borrower has delivered to Buyer a list of all of the employees of Borrower who are employed by the Business as of the most recent date for which such information is available. With Borrower's permission, Buyer has extended offers of employment to such persons whose skills Buyer, in its sole discretion, has determined are necessary to the conduct of the Business after Closing, at salaries and benefits determined by Buyer. Such employees who accept Buyer's offer of employment with the reasonable expectation that such employment shall be for a limited period are referred to herein as "Term Employees" and shall be deemed to have become employees of Buyer as of the time of the Closing. Such employees who accept Buyer's offer of employment with the reasonable expectation that such employment shall be indefinite are referred to herein as "New Hires" and shall be deemed to have become employees of Buyer as of the time of the Closing.
Such employees of Borrower to whom Buyer does not extend offers of employment and such employees of Borrower who do not accept an offer of employment from Buyer are referred to herein as "Nonhired Individuals".

         8.2 NONHIRED EMPLOYEES. Buyer will not incur any liability or obligation with respect to Nonhired Individuals arising from or relating to the termination of the Nonhired Individuals' employment with Borrower or otherwise, including without limitation any severance obligation or any obligation arising from, under or pursuant to ERISA, the WARN Act, COBRA or any contract or agreement of employment that any Nonhired Individual may have with Borrower, except as set forth in this Section 8.2. Buyer agrees to provide and to pay certain costs related to providing health insurance coverage for Nonhired Individuals and their Qualified Beneficiaries under COBRA. With respect thereto, Buyer agrees to pay all costs associated with the provision to Nonhired Individuals and their Qualified Beneficiaries of health insurance coverage pursuant to COBRA, except for the premiums to be charged Nonhired Individuals and their Qualified Beneficiaries for such coverage the cost of which premiums shall be borne by the respective Nonhired Individuals or Qualified Beneficiary.

         8.3 NEW HIRES. Buyer will not incur any liability or obligation with respect to New Hires arising from or relating to the termination of the New Hires' employment with Borrower or otherwise, including without limitation any severance obligation or any obligation arising from, under or pursuant to ERISA, the WARN Act, COBRA or any contract or agreement of employment that any Nonhired Individual may have with Borrower, except as set forth in this Section 8.3. Buyer agrees to assume the total vacation liability accrued by Borrower as of the Closing for the New Hires as set forth on Schedule 2.3 hereto and included in Assumed Liabilities. New Hires shall accrue benefits under plans and programs covering employees of Buyer based solely on their service with Buyer after the Closing. Buyer will waive the pre-existing condition limitations of Buyer's health insurance plans for New Hires. Buyer will also waive its drug screening requirements for New Hires upon the initiation of their employment with Buyer.

         8.4 TERM EMPLOYEES. Buyer will not incur any liability or obligation with respect to Term Employees arising from or relating to the termination of the Term Employees' employment with Borrower or otherwise, including without limitation any severance obligation or any obligation arising from, under or pursuant to ERISA, the WARN Act, COBRA or any contract or agreement of employment that any of the Term Employees may have with Borrower, except as set forth in this Section 8.4. Buyer agrees to assume the total vacation liability accrued by Borrower as of the Closing for the Term Employees as set forth on Schedule 2.3 hereto and included in Assumed Liabilities. Buyer agrees to assume the total severance liability accrued by Borrower as of the Closing for the Term Employees as set forth on Schedule 2.3 hereto and included in Assumed Liabilities. Term Employees shall be entitled to health insurance coverage under Buyer's health insurance programs. Buyer agrees to provide and to pay certain costs related to providing health insurance coverage for Term Employees under COBRA. With respect thereto, Buyer agrees to pay all costs associated with the provision to Term Employees and their Qualified Beneficiaries of health insurance coverage pursuant to COBRA, except for the premiums to be charged Term Employees and their Qualified Beneficiaries for such coverage the cost of which premiums shall be borne by the respective Term Employees or their Qualified Beneficiaries. Buyer will waive its drug screening requirements for Term Employees upon the initiation of their employment with Buyer.

         8.5 EMPLOYEE BENEFIT PLANS. No assets or liabilities with respect to Term Employees or New Hires shall be transferred as a result of this Agreement, from any of Borrower's employee benefit plans applicable to Borrower's employees to any plan maintained or established by Buyer.

         8.6 WORKERS[X] COMPENSATION. Buyer will assume the responsibility for all workers[X] compensation claims made by New Hires and Term Employees arising from events occurring after the

Closing. Buyer does not assume any other responsibilities for workers' compensation claims made by employees of Borrower.

         8.7 OTHER LIABILITIES RELATING TO EMPLOYEES. Except to the extent set forth in this Article or in Article VII, neither Buyer nor Seller will assume or incur any liabilities or obligations with respect to or arising under
(i) ERISA, (ii) any pension plan, welfare plan or other employee benefit plan or program relating to any present, former or retired employees of Borrower,
(iii) any termination, severance or separation obligation which may result from the consummation of the transactions contemplated by this Agreement or (iv) any liability or obligation with respect to any employees of Borrower not hired by Buyer, including without limitation, any liability or obligations arising under the WARN Act or COBRA.

         8.8     SELLER NOT EMPLOYER.   Borrower and Buyer agree that Seller is
not and shall not be deemed to have any time been the employer of any employees of Borrower as a result of the transactions contemplated hereby.



                                   ARTICLE IX
                                    NOT USED


                                   ARTICLE X
                                    NOT USED


                                   ARTICLE XI
                                    CLOSING

         9.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") shall take simultaneously with the execution by all parties hereto of this Agreement on this 14th day of November, 1997 (the "Closing Date") at the offices of McGuire, Woods, Battle & Boothe, L.L.P. in McLean, Virginia. The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. on the Closing Date.

         9.2 DELIVERIES BY SELLER. At the Closing Seller is delivering or is causing to be delivered to Buyer the following:

                          (i) a Bill of Sale and Assignment in the form attached as Exhibit 11.2(i) hereto;

                          (ii) a Trademark and Tradename Assignment in the form attached as Exhibit 11.2(ii) hereto;

                          (iii) a Certificate of an authorized officer of Seller to the effect that each of the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing and that Seller has complied with all of its obligations under this Agreement; and

                          (iv) a certificate of an authorized officer of Trenwith in the form attached as Exhibit 11.2(iv) hereto.

         9.3 DELIVERIES BY BUYER. At Closing Buyer is delivering to Seller the following (except for item (ii) which is being delivered to the Borrower):

                          (i)    the Purchase Price in same day funds;

                          (ii) an instrument of assumption of liabilities, in the form attached as Exhibit 11.3(ii) hereto; and

                          (iii) a certificate signed by the Assistant Secretary of Buyer in the form attached as Exhibit 11.3(iii) hereto.

         9.4 DELIVERIES BY BORROWER. At Closing, Borrower is delivering to Buyer the following:

                          (i) a Bill of Sale and Assignment in the form attached as Exhibit 11.4(i) hereto;

                          (ii) a Trademark and Tradename Assignment in the form attached as Exhibit 11.4(ii) hereto;

                          (iii) a Reaffirmation Agreement in the form attached as Exhibit 11.4(iii) hereto;

                          (iv) a Certificate signed by the Chief Financial Officer and Chief Executive Officer of Borrower to the effect that each of the representations and warranties of Borrower contained in this Agreement are true and correct as of the Closing and that Borrower has complied with all of its obligations under this Agreement;

                          (v) evidence of corporate authorization of this Agreement and the transactions contemplated hereby by Borrower.


                                  ARTICLE XII
                                INDEMNIFICATION

         12.1    INDEMNIFICATION BY SELLER.

                 (a) Subject to the limitations contained in this Article, Seller will indemnify and hold Buyer or any of its Affiliates harmless from Losses arising out of, under or pursuant to:

                          (i) any breach (or any allegation by any third party of facts, which if true as alleged, would constitute such a breach) of any representation or warranty made by Seller in this Agreement;

                          (ii) any breach or violation of the agreements of Seller contained in Article VII of this Agreement;

                          (iii) any claim or assertion by any Person with respect to Buyer's title to the Assets, however asserted, including, without limitation, any such claim or assertion seeking or resulting in the payment of additional consideration for any Asset, any claim or assertion that Buyer did not acquire title to any Asset and any claim or assertion involving any Encumbrance or alleged Encumbrance with respect to Buyer's title to the Assets;

                          (iv) any claim or assertion by any Person for any state law fraudulent conveyance or fraudulent transfer action with respect to the Assets;

                          (v) any claim or assertion by any Person in any way related to the Assets by any Person arising under Title 11 of the United States Code in a bankruptcy case of Borrower or any Affiliate of Borrower, including, without limitation, any claim or assertion of fraudulent conveyance, equitable subordination or preferential transfer or any similar theory;

                          (vi) any claim or assertion by any Person, however asserted or framed, the result of which is that the transactions contemplated by this Agreement, as a whole, are reversed or set aside. For purposes of this Section 12.1 (vi) and Section 12.2(b) only, the Canadian Acquisition shall be deemed not to be a transaction contemplated by this Agreement.


         12.2    LIMITATIONS ON INDEMNIFICATION.

                 (a) Notwithstanding any other provisions of this Agreement and except as noted in Sections 12.2(b) and 12.8 below, Seller shall be liable to Buyer under this Article up to [$3.8 million] in the aggregate and Seller shall have no other liability to Buyer under this Agreement or in connection with the transactions contemplated hereby.

                 (b) Notwithstanding the provisions of Section 12.2(a) above, in the event of any claim or assertion by any Person, however asserted or framed, the result of which is that the transactions contemplated by this Agreement, as a whole, are reversed or set aside, Seller shall be liable to indemnify and hold Buyer harmless in an amount equal to $8,377,310.00 (the "Net Purchase Price Proceeds"). For purposes of this Section 12.2(b) and Section
12.1 (vi) only, the Canadian Acquisition shall be deemed not to be a transaction contemplated by this Agreement.

                 (c) All damages to which Buyer may be entitled pursuant to the provisions of this Article shall be net of any insurance coverage with respect thereto. Insurance proceeds received shall be first applied to any Loss which is not indemnified.

         12.3 THIRD PARTY CLAIMS. The rights of Buyer under the provisions of this Article with respect to claims resulting from the assertion of liability by Persons not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

                 (a) Buyer shall give prompt written notice to Seller of any assertion of liability by a third party which might give rise to a claim for indemnity based on the foregoing provisions of this Article XII, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known. Delay on the part of Buyer in giving notice shall not release Buyer's right to indemnity hereunder.

                 (b) If any action, suit or proceeding (a "Legal Action") is brought against Buyer with respect to which Buyer has a right to indemnity under the provisions of this Article, Seller shall have the right to assume the defense of the Legal Action with counsel reasonably acceptable to Buyer and such defense shall include all proceedings for appeal or review which counsel for the Buyer shall deem appropriate.

                 (c) Notwithstanding the provisions of the previous subsection of this Agreement, until the Seller shall have assumed the defense of any such Legal Action, the defense shall be handled by the Buyer. Furthermore, if (A) the Seller fails to assume the defense of such Legal Action at least five business days before the date on which the first defensive pleading is due, or
(B) the Legal Action involves other than money damages and seeks injunctive or other equitable relief, the Seller shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Buyer. If the defense of the Legal Action is handled by Buyer under the provisions of this subsection, Buyer shall have a right to be promptly and periodically reimbursed by Seller for legal and other expenses reasonably incurred by Buyer in conducting such defense.

                 (d) In any Legal Action initiated by a third party and defended by Seller: (A) Buyer shall have the right to be represented by separate co-counsel and accountants, at its own expense, (B) Seller shall keep Buyer fully informed as to the status of such Legal Action at all stages thereof, whether or not Buyer is represented by its own counsel, (C) Seller shall make available to Buyer and its attorneys, accountants and other representatives, all nonprivileged documents (or privileged documents for which there exists a joint defense privilege between Buyer and Seller) of Seller relating to such Legal Action, and (D) Buyer and Seller shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

                 (e) In any Legal Action initiated by a third party and defended by the Seller, Seller shall not make any nonmonetary settlement of any claim without the written consent of Buyer, which consent shall not be unreasonably withheld provided, however, that Seller may not make any monetary settlement without Buyer's consent if any portion of the monetary settlement is required to be paid by the Buyer. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its assets, employees or business.

         12.4    PAYMENT OF CLAIMS.

                 (a) In the event that Buyer asserts a claim against Seller for indemnity under this Article XII it shall promptly send to Seller a written notice of such claim, setting forth (a) a demand for payment of a specified amount if practicable and (b) a description of the asserted claim and the basis therefor. Such notice of claim may be supplemented from time to time with a written notice of claim for reimbursement of legal and other expenses reasonably incurred in conducting the defense of such claim sent by Buyer to Seller, setting forth (a) a demand for payment of a specified amount if practicable and (b) a description of the asserted claim and the basis therefor.

                 (b) If Buyer delivers to the Seller a notice of claim in accordance herewith and Seller does not object thereto within 14 days following its receipt thereof, then Seller shall forthwith pay to the claimant, or to Buyer if Buyer previously made payment therefore to claimant, the amount of such claim in accordance with the terms of the demand set forth in such notice of claim, subject to the limitations set forth in Section 12.2 hereof.

                 (c) If Buyer delivers to the Seller a notice of claim pursuant hereto to which Seller objects in writing prior to the expiration of the 14 day period specified above, and Buyer and Seller are unable to resolve such disputed claim within sixty (60) days after the expiration of such 14 day period, then either Buyer or Seller may submit the determination of the amount of indemnification under this Article XII for Losses related to such claim for resolution to a mutually acceptable arbitrator (the "Arbitrator"). The Arbitrator shall be instructed to determine the amount of indemnification under this Article XII that it believes is needed to indemnify Buyer to the extent provided in this Article XII with respect to reasonably foreseeable Losses related to such claim using a methodology that assigns risk weightings to the foreseeable range of possible losses. The Arbitrator that hears and resolves such dispute shall be instructed as to the limits of indemnification available with respect to such claim under this Article XII and that its award may not exceed such limits. The amount of such indemnification awarded by the Arbitrator shall be final and binding on Buyer and Seller, which amount Seller shall promptly pay to the claimant, or if Buyer has already paid the claimant, to Buyer after determination thereof, subject to the limitations set forth in
Section 12.2 hereof.

         12.5 SURVIVAL; INVESTIGATION. The representations and warranties of Seller and of Borrower and Parent contained in this Agreement shall survive any investigation by Buyer and shall not terminate until one year after Closing (the "First Anniversary") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, the representations and warranties of Borrower and Parent set forth in Sections 4.17 Environmental Matters, 4.22 Tax Matters and 4.29 Bulk Sales Act and of Seller set forth in Section 5.11 Bulk Sales Act shall survive any investigation by Buyer and shall not terminate until two months after the expiration of the respective statute of limitation applicable to the matters to which each such section is addressed. Notwithstanding any other provision of this Agreement, any representation or warranty in respect of which indemnification may be sought under this Article shall survive its applicable expiration date if written notice, given in good faith, of a breach thereof is given to Seller prior to or on such expiration date, whether or not liability has actually been incurred.

         12.6 INDEMNIFICATION BY BORROWER AND PARENT. Borrower and Parent will, jointly and severally, indemnify and hold Buyer or any of its Affiliates harmless from Losses arising out of, under or pursuant to:

                          (i) any breach (or any allegation by any third party of facts, which if true as alleged, would constitute such a breach) of any representation or warranty made by Borrower and Parent in this Agreement;

                          (ii) any breach or violation of any agreement of Borrower or Parent contained in this Agreement; and

                          (iii) any claim or assertion by any Person relating to any of the Nonassumed Liabilities.

         12.7 INDEMNIFICATION BY BUYER. Buyer will indemnify and hold Seller or any of its Affiliates harmless from any Losses arising from or relating to the use by Buyer of the Assets or the operation by Buyer of the Business after Closing, exclusive of any Loss (i) for which Buyer receives indemnification from Seller pursuant to Section 12.1 above or for which Buyer would be entitled to receive indemnification from Seller pursuant to Section
12.1 above except for the fact that such Loss, or any part thereof, when aggregated with other Losses for which Buyer has received indemnification from Seller pursuant to Section 12.1 above exceeds the limitations on indemnification set forth in Section 12.2 above, and (ii) arising from or relating to any of the Business Contracts for which any consent to assignment thereof is required to vest title in Buyer and is not obtained. Seller and Buyer shall follow the procedures set forth in Sections 12.3 and 12.4 with respect claims for indemnity made by Seller pursuant to this Section 12.7.

         12.8 SELLER'S DISGORGEMENT. To the extent any action ("Insolvency Action") is brought against Buyer by any Person in any bankruptcy case, receivership, assignment for the benefit of creditors or similar proceeding of Borrower or any Affiliate of Borrower (collectively, "Insolvency Proceeding"), arising out of this Agreement or any of the transactions related thereto or relating to the Assets or the Intellectual Property or Business Contracts excluded from the definition of Assets in Section 5.5 hereof, and Seller is entitled to receive a cash distribution from the Insolvency Proceeding as a creditor of Borrower or any

Affiliate of Borrower, Seller shall remit to Buyer upon the receipt of any cash distributions from the Insolvency Proceeding all cash distributions that Seller receives that can be fairly allocated to any recovery from Buyer in the Insolvency Action.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

         13.1 NOTICES. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means, or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

                 If to Borrower to:

                          Robert B. Laurence
                          2709 Silkwood Court
                          Oakton, Virginia 22124
                          Telefax No.: (703) 476-0854

                          with a copy to:
                          Gibson, Dunn & Crutcher, L.L.P.
                          4 Park Plaza - 17th Floor
                          Irvine, California 92614
                          Attention:  Walter L. Schindler, Esq.
                          Telefax No.: (714) 475-4662

                 If to Buyer to:

                          Genicom Corporation
                          14800 Conference Center Drive
                          Suite 400
                          Chantilly, Virginia 20151
                          Attention:  Paul T. Winn
                          Telefax No.: (703) 802-9200

                          with a copy to:
                          McGuire, Woods, Battle & Boothe, L.L.P.
                          One James Center
                          901 East Cary Street
                          Richmond, Virginia 23219
                          Attention: Jane Whitt Sellers, Esq.
                          Telefax No.: (804) 698-2170

                 If to Seller to:

                          Heller Financial, Inc.
                          500 W. Monroe Street
                          Chicago, Illinois 60661
                          Attention: Patrick Pesch
                          Telefax No.: (312) 441-7236

                          with a copy to:

                          Latham & Watkins
                          Sears Tower, Suite 5800
                          Chicago, Illinois 60606
                          Attention: David S. Heller, Esq.
                          Telefax No.: (312) 993-9767

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice of the change in the manner set forth above.

         13.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its choice of law rules.

         13.3 SCHEDULES. The information contained in any schedule which is referred to in any section of this Agreement shall be deemed to have been disclosed in connection with, and to be incorporated into, that particular section only, and shall not be deemed a part of any other section.

         13.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

         13.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.6 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any Person, other than the parties hereto, any rights or remedies; and (iii) shall not be assigned by operation of law or otherwise (except that Buyer may assign its rights hereunder to an affiliate of Buyer.

         13.7 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall inure to the benefit of, or be enforceable by, any third party.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                                          GENICOM CORPORATION




                                          By /s/ James C. Gale
                                            --------------------------------

                                          Title Chief Financial Officer
                                               -----------------------------



                                          HELLER FINANCIAL, INC.



                                          By /s/ Patrick Pesch
                                            --------------------------------

                                          Title Senior Vice President
                                               -----------------------------



                                          NOVADYNE COMPUTER SYSTEMS, INC.




                                          By /s/ Robert B. Laurence
                                            --------------------------------

                                          Title President
                                               -----------------------------



                                          NOVADYNE ACQUISITION COMPANY, INC.




                                          By /s/ Robert B. Laurence
                                            --------------------------------

                                          Title President
                                               -----------------------------